Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2011, except for paragraphs 2 and 3 as to which the date is November 22, 2011, in the Registration Statement (Form S-1) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

November 22, 2011